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                                                                    Exhibit 15.1

             REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders
Cellcom I Corp.
Las Vegas, Nevada

We have reviewed the accompanying balance sheet of Cellcom I Corp. as of June 30, 2003, the related statements of operations for the three-month and nine-month periods ended June 30, 2003 and 2002, the statement of changes in stockholders' equity for the nine-month period ended June 30, 2003, and the statements of cash flows for the nine-month periods ended June 30, 2003 and 2002. These interim financial statements are the responsibility of the Company's management.

We conducted our reviews in accordance with the standards of the Public Company Accounting Oversight Board (United States). A review of interim financial information consists principally of applying analytical procedures to financial data and making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit conducted in accordance with the standards of the Public Company Accounting Oversight Board (United States), the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.

Based on our reviews, we are not aware of any material modifications that should be made to the accompanying financial statements referred to above for them to be in conformity with accounting principles generally accepted in the United States.


/s/ PIERCY BOWLER TAYLOR & KERN

Las Vegas, Nevada
September 30, 2005


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